FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-193376-13

-----Original Message-----
From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) [mailto:ddeutscheb33@bloomberg.net]
Sent: Monday, November 17, 2014 9:32 AM
Subject: COMM 2014-UBS6 **NEW ISSUE ANNOUNCEMENT** PUBLIC

COMM 2014-UBS6 -- NEW ISSUE CMBS
$1.113BN NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: DEUTSCHE BANK, UBS, CANTOR FITZGERALD & JEFFERIES
CO-MANAGERS: KEYBANC & GUGGENHEIM
RATING AGENCIES: MOODY'S, FITCH, KBRA & MORNINGSTAR

***PUBLIC OFFERED CERTIFICATES***
CLASS	RATING (M/F/K/MS)	SIZE (MM)	C/E	WAL	LTV	DY
A-1	Aaa/AAA/AAA/AAA	57.028	30.000%	2.79	46.3%	16.4%
A-2	Aaa/AAA/AAA/AAA	102.973	30.000%	4.87	46.3%	16.4%
A-3	Aaa/AAA/AAA/AAA	22.897	30.000%	6.84	46.3%	16.4%
A-SB	Aaa/AAA/AAA/AAA	97.350	30.000%	7.45	46.3%	16.4%
A-4	Aaa/AAA/AAA/AAA	275.000	30.000%	9.79	46.3%	16.4%
A-5	Aaa/AAA/AAA/AAA	337.653	30.000%	9.89	46.3%	16.4%
A-M	Aa1/AAA/AAA/AAA	97.263	22.375%	9.92	51.4%	14.8%
B	Aa3/AA-/AA/AA	57.400	17.875%	9.92	54.4%	14.0%
C	NR/A-/A-/A-	65.374	12.750%	9.93	57.8%	13.2%

***PRIVATE CERTIFICATES***
CLASS	RATING (M/F/K/MS)	SIZE (MM)	C/E	WAL	LTV	DY
D	NR/BBB-/BBB-/BBB	60.589	8.000%	10.00	60.9%	12.5%

POOL BALANCE:	$1,275,573,797
NUMBER OF LOANS:	89
NUMBER OF PROPERTIES:	267
WA CUT-OFF LTV:	66.2%
WA UNDERWRITTEN NCF DSCR:	1.77x
WA UNDERWRITTEN NOI DEBT YIELD:	11.5%
WA MORTGAGE INTEREST RATE:	4.4853%
WA TERM TO MATURITY (MOS):	116

PROPERTY TYPES: RETAIL (30.6%), HOSPITALITY (19.2%), MULTIFAMILY (17.8%), OFFICE (14.7%), SELF STORAGE (6.7%), INDUSTRIAL (4.4%), MANUFACTURED HOUSING COMMUNITY (3.8%), MIXED USE (2.2%), OTHER (0.7%)

TOP 5 STATES: CA (14.3%), NY (12.5%), TX (7.7%), AZ (7.7%), FL (6.9%)

AMORTIZATION TYPE: INTEREST ONLY, THEN AMORTIZING (55.1%); AMORTIZING BALLOON (28.3%); INTEREST ONLY (13.1%); FULLY AMORTIZING (2.4%); AMORTIZING ARD (1.1%)

TOP 10 & 5 LOANS AS A % OF POOL: 37.4% & 23.9%

MASTER SERVICER:	KEYBANK
SPECIAL SERVICER:	MIDLAND
OPERATING ADVISOR:	PENTALPHA
DIRECTING HOLDER:	DOUBLELINE
TRUSTEE:	WELLS FARGO BANK, NA
CERT. ADMIN.:	WELLS FARGO BANK, NA

ANTICIPATED TIMING:
- TERM SHEET, RED & ANNEX A-1: ATTACHED
- THIRD PARTY SYSTEMS: TODAY 11/17
- INVESTOR GROUP MEETINGS: MONDAY, 11/17 (SEND RSVP TO DESK)
HARTFORD     12:00PM
BOSTON       3:30PM
- INVESTOR MEETINGS AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)
- PRE-RECORDED INVESTOR CALL: DIAL-IN #: 866-247-4222; CODE: 36799056
- PRE-SALE REPORTS: TODAY 11/17 OR TOMORROW 11/18
- ANTICIPATED PRICING: WEEK OF 11/17
- ANTICIPATED SETTLEMENT: 12/9

DEUTSCHE BANK TRADING DESK CONTACTS:
MATT BORSTEIN     212-250-5149
BROOKS SCHOLL     212-250-5149
RYAN HORVATH      212-250-5149

UBS TRADING DESK CONTACTS:
KEE CHAN          212-713-6189
JAMARR DELAUNEY   212-713-6189

CANTOR TRADING DESK CONTACTS:
CLARK ANDRESEN    212-829-5259
STEPHEN GARGIULO  212-829-5259

JEFFERIES TRADING DESK CONTACTS:
CORY ROTHMAN      203-363-8232
MARK BOWER        203-363-8232
JOHN BAUMANN      203-363-8232

**************************************************************************

-------------------------------------------------------------------------------
This has been prepared solely for informational purposes. It is not an offer, recommendation or solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.

---
This communication may contain confidential and/or privileged information. If you are not the intended recipient (or have received this communication in error) please notify the sender immediately and destroy this communication. Any unauthorized copying, disclosure or distribution of the material in this communication is strictly forbidden.

Deutsche Bank does not render legal or tax advice, and the information contained in this communication should not be regarded as such.